EXHIBIT 99.1

MUI Standstill Agreement

This MUI Standstill Agreement is entered into as of May 3, 2024 (this “Agreement”), by and among Karpus Management, Inc., doing business as Karpus Investment Management (“Karpus”), BlackRock Advisors, LLC (the “Manager”) and BlackRock Municipal Income Fund, Inc. (the “Fund”). Karpus, the Manager and the Fund are hereforth referred to as the “Parties,” and each individually as a “Party.”

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager serves as the Fund’s investment adviser pursuant to an investment management agreement between the Fund and the Manager; and

WHEREAS, as of the close of business on April 22, 2024, Karpus is the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, in the aggregate, 13,582,565 shares of common stock (“Common Shares”) of the Fund, representing 18.87% of the total outstanding Common Shares of the Fund.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Conversion of the Fund to Interval Fund and Tender Offer by the Fund.

1.1.   On the basis of the representations, warranties and agreements set forth herein and subject to the performance by Karpus of its covenants and other obligations hereunder and the other conditions set forth herein:

(a)     The Fund will seek the necessary approvals to convert to an unlisted interval fund (with quarterly repurchase offers of no less than 5% of the Fund’s then outstanding Common Shares) (collectively, the “Interval Fund Conversion Approvals”), such conversion to be effective as of a date following completion of the Tender Offer (as defined below) (the “Conversion Effective Date”). The Fund shall use commercially reasonable efforts to cause the Interval Fund Conversion Approvals to be obtained by December 31, 2024 (as the same may be extended as provided herein, the “Approvals Deadline”).

(b)     Provided that the Interval Fund Conversion Approvals are obtained by the Approvals Deadline, the Fund shall, as soon as is reasonably practicable after the date of receipt of all Interval Fund Conversion Approvals (the “Trigger Date”), but in any event prior to the Conversion Effective Date and no later than fifteen (15) business days after the Trigger Date, commence a tender offer to purchase 50% (the “Maximum Amount”) of its then outstanding Common Shares (the “Tender Offer”). If the Interval Fund Conversion Approvals are not obtained by December 31, 2024, Karpus shall be entitled in its sole discretion to extend the Approvals Deadline by up to ninety (90) days upon written notice to the Fund. If the Fund is unable to obtain the Interval Fund Conversion Approvals by the Approvals Deadline, the Fund shall not be obligated to conduct the Tender Offer pursuant to the terms hereof. In such event, the Parties agree to renegotiate the terms hereof in good faith within 30 days of a notification by the Fund of its determination that the Interval Fund Conversion Approvals will not be obtained by the Approvals Deadline, and to reflect such renegotiated terms in an amendment to this Agreement or in an amended and restated agreement (the “Renegotiated Agreement”).

(c)     The Tender Offer shall include the following terms: (1) all shareholders shall have the opportunity to tender some or all of their Common Shares at a price equal to 98% of the Fund’s net asset value per share (“NAV”) as determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on the next day the Fund’s NAV is calculated after the expiration date of the Tender Offer or, if the Tender Offer is extended, on the next day the Fund’s NAV is calculated after the day to which the Tender Offer is extended, (2) the Fund shall purchase Common Shares properly tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of Common Shares is properly tendered and not withdrawn, (3) the consideration to be paid by the Fund for Common Shares purchased under the Tender Offer shall consist solely of cash, and (4) if less than the Maximum Amount of Common Shares has been properly tendered and not withdrawn, then the Fund shall only be obligated to purchase such amount of Common Shares actually tendered.

(d)     The Tender Offer shall not provide for preferential treatment for any shareholders of the Fund.

(e)     The Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

(f)     Although the Fund has committed to conduct the Tender Offer under the circumstances set forth above, notwithstanding anything else in this Agreement, the Fund will not commence the Tender Offer or accept tenders of its Common Shares during any period when (i) such transactions, if consummated, would: (A) result in the delisting of the Fund’s Common Shares from the NYSE or (B) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended; (ii) there is any (A) legal or regulatory action or proceeding instituted or threatened challenging the legality of such transaction, (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System, or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; or (iii) the Board of Directors of the Fund (the “Board”) determines in good faith and upon the written advice of counsel, that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its shareholders. In the event of a delay pursuant to any of clauses (i), (ii) or (iii) above, the Fund will provide prompt written notice to Karpus. In the event of a delay pursuant to either clause (i) or (ii) above, the Fund will commence the Tender Offer as soon as practicable and no later than fifteen (15) days after the termination of such delaying event.

(g)     The Fund shall not issue any Common Shares or any securities exchangeable or convertible into Common Shares prior to the payment of the Tender Offer proceeds; provided, however, that the Fund may issue Common Shares pursuant to the operation of its dividend reinvestment plan.

1.2.    Karpus covenants and agrees that, within two business days after the date of this Agreement, in connection with the 2024 Annual Meeting of Shareholders of the Fund (the “2024 Annual Meeting”), Karpus will, as applicable, withdraw the director nominations it previously submitted and all other shareholder proposals it submitted for the 2024 Annual Meeting, and will not solicit against, contest, or otherwise oppose any nominations for the Board put forth by the Board at the 2024 Annual Meeting.

Section 2. Additional Agreements.

2.1.   Karpus covenants and agrees that during the period from the date of this Agreement through the date that is the earlier of (A) three (3) years from the date of this Agreement, (B) ten (10) days prior to the record date for the Fund’s 2027 annual meeting of shareholders, and (C) if the Fund has not commenced the Tender Offer within fifteen (15) business days of the Trigger Date to the extent required to be commenced pursuant to the terms of this Agreement, the date that is sixteen (16) business days after the Trigger Date (which date shall not include a determination to delay the Tender Offer pursuant to the last sentence of Section 1.1(f)) (the “Standstill Period”), it will not, and will cause the affiliated persons of Karpus (as defined in the 1940 Act and which, for the avoidance of doubt, shall include (without limitation) any account or pooled investment vehicle now or in the future managed, advised or sub-advised by Karpus or its affiliated persons) (all such persons, collectively, the “Karpus Entities”) and the directors, officers and employees of Karpus (collectively with the Karpus Entities, the “Karpus Affiliates”) and its and their respective representatives not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person take any of the actions set forth below), take any of the actions set forth below with respect to the Fund, unless specifically permitted in writing in advance by the Board:

(a)     effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to or take action with respect to (other than as specifically contemplated by this Agreement):

(i) any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Exchange Act, including an otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii) publicly or privately encourage or advise any other person or assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the recommendation of the Board with respect to the Fund);

(iii) any (i) tender or exchange offer for securities of the Fund (other than the Tender Offer contemplated by Section 1.1 or any other tender offer offered by the Fund to all shareholders), or any merger, consolidation, business combination or acquisition or disposition of assets of the Fund or (ii) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar extraordinary transaction with respect to the Fund (it being understood that the foregoing shall not restrict any person from tendering Common Shares, receiving payment for Common Shares or otherwise participating in any such transaction on the same basis as other shareholders of the Fund or from participating in any such transaction that has been approved by the Board, subject to the terms of this Agreement);

(iv) engage, directly or indirectly, in any short sale that includes, relates to or derives any part of its value from a decline in the market price or value of the securities issued by the Fund;

(b)     form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than the existing group) with respect to the securities of the Fund or in connection with seeking the election or removal of any director of the Fund;

(c)     deposit any securities of the Fund in any voting trust or subject any securities of the Fund to any arrangement or agreement with respect to the voting of the securities of the Fund, including, without limitation, lend any securities of the Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Fund or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of Karpus and the Karpus Affiliates;

(d)     seek or encourage, alone or in concert with others, (i) the election or appointment to, or representation on, the Board of the Fund, including by nominating or proposing the nomination of, or recommending the nomination of, any candidate to the Board of the Fund, or (ii) the removal or resignation of any director from the Board;

(e)     make any proposal for consideration by shareholders of the Fund at, or bring any other business before, any annual or special meeting of shareholders of the Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with Section 2.1 and Section 2.2) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the Standstill Period;

(f)      conduct a referendum of shareholders of the Fund, or make a request for a shareholder list or other books and records of the Fund under Maryland or New York law or any other statutory or regulatory provision or under the charter (the “Charter”) or By-Laws of the Fund;

(g)     seek to control or influence the management, Board or policies of the Fund;

(h)     institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Fund or any of its current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent Karpus from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Karpus, or (C) responding to or complying with a validly initiated legal process;

(i)      make any public statement or proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any change in the capitalization, share repurchase program, dividend policy or distribution policy of the Fund, (iii) any other material change in the Fund’s management, business, policies or corporate structure, or (iv) any waiver, amendment or modification to the Charter or By-Laws of the Fund;

(j)      publicly or privately disclose any intention, plan or arrangement inconsistent with the foregoing;

(k)     enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing; or

(l)      publicly, or privately in a manner that is intended to or would reasonably be expected to require any public disclosure by the Fund or Karpus, request that (x) the Fund, the Board, or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or (y) the Board to specifically invite Karpus or any of the Karpus Affiliates to take any of the actions prohibited by this Section 2.1.

Nothing in this Section 2.1 shall be deemed to prohibit Karpus and the Karpus Affiliates from communicating privately with Fund’s directors, officers, investment adviser (including the Manager) and any sub-adviser, so long as (i) such private communications are not intended to and would not reasonably be expected to trigger public disclosure obligations for any Party and (ii) such private communications do not violate the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the term “affiliate” with respect to Karpus shall not include (and the defined terms “Karpus”, “Karpus Entities” and “Karpus Affiliates” shall not include) any separately operated affiliated registered investment adviser or any account or pooled investment vehicle now or in the future managed, advised or sub-advised by such separately operated affiliated registered investment adviser that is disaggregated from Karpus for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Separate RIA”), provided that (i) any common shares of the Fund owned, controlled or held by such Separate RIA were acquired in the ordinary course of such Separate RIA’s investment management business and not with the intent or purpose of influencing control of the Fund, and (ii) information barriers and related procedures between Karpus and each Separate RIA have been established and maintained.

2.2.    Karpus covenants and agrees that during the Standstill Period, and provided that it (or any of the Karpus Affiliates) owns or controls Common Shares of the Fund, it will, and will cause the Karpus Affiliates to:

(a)     appear by proxy or otherwise at any annual or special meeting of shareholders of the Fund, including for the avoidance of doubt the 2024 Annual Meeting and the meeting of shareholders related to shareholder approval of certain Interval Fund Conversion Approvals, and to cause all Common Shares it and the Karpus Affiliates beneficially own as of the record date for such meeting to be counted as present thereat for purposes of a quorum; and

(b)     vote or cause to be voted at any annual or special meeting of shareholders of the Fund, including for the avoidance of doubt the 2024 Annual Meeting and the meeting of shareholders related to shareholder approval of certain Interval Fund Conversion Approvals, all of the Common Shares it and the Karpus Affiliates beneficially own as of the record date for such meeting (i) in favor of any proposal with respect to which the Board recommends a vote in favor of such proposal (including in favor of election of the nominees of the Board and in favor of the Interval Fund Conversion Approvals proposed to shareholders), and (ii) against any proposal with respect to which the Board recommends a vote against such proposal or any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Board (including regarding the election of the nominees to the Board or a shareholder proposal submitted to the Fund pursuant to Rule 14a-8 under the Exchange Act or otherwise).

For the avoidance of doubt, if Karpus or any of the Karpus Affiliates lends any Common Shares of the Fund to any third party (in compliance with the restrictions in Section 2.1), Karpus or the Karpus Affiliates, as applicable, shall recall any such stock loan in advance of the record date for any vote of or consent by the shareholders of the Fund so that Karpus shall have full voting rights with respect to all such loaned Common Shares. In no event shall Karpus or any Karpus Affiliate enter into any agreement with the intent of disposing, or resulting in the disposition of, its rights to vote any of the Common Shares of the Fund in circumvention of the requirements of this Section 2.2; provided, however, that a final sale of Common Shares of the Fund (not coupled with any repurchase agreement or similar reacquisition agreement) shall not be considered a prohibited sale of voting rights in contravention of this Section 2.2.

2.3.    During the Standstill Period: (i) upon the written request of the Fund, which shall be no more frequently than once each fiscal year of the Fund, Karpus will notify the Fund in writing of the number of Common Shares beneficially owned by it and the Karpus Affiliates and (ii) Karpus shall take such reasonable actions as are necessary and practical to prevent the present and future Karpus Affiliates from engaging in conduct otherwise prohibited by this Agreement.

2.4.    Karpus represents and warrants as follows:

(a)     It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)     This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Karpus in accordance with its terms.

(c)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any agreement, organizational document or provision of law applicable to it.

(d)     Karpus beneficially owns, directly or indirectly, and has the sole power to vote all of the Common Shares of the Fund described in the recitals to this Agreement, and its ownership of such Common Shares has at all times complied with applicable provisions of the 1940 Act and the Exchange Act, and the rules under such Acts.

(e)     As of the date hereof, neither Karpus nor any of the Karpus Affiliates is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the Common Shares of the Fund.

2.5.    The Fund and the Manager each represent and warrant as follows:

(a)     It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)     This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any agreement, organizational document or provision of law applicable to it.

Section 3. Press Releases; Public Statements.

3.1.    Karpus, the Manager and the Fund agree that, no later than two business days following the execution of this Agreement, the Fund will issue a press release in the form attached hereto as Appendix A announcing the entry into and terms of this Agreement, and the determination of the Board to conduct the Tender Offer, subject to the Interval Fund Conversion Approvals being obtained (the “Fund Press Release”), and no Party shall make any statement inconsistent with the Fund Press Release during the Standstill Period. No Party shall issue any press release in connection with this Agreement, the Tender Offer or the other actions contemplated hereby without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Fund may issue press releases, statements, filings, notices or announcements relating to the Interval Fund Conversion Approvals and the conversion of the Fund to an unlisted interval fund without the consent of Karpus. Nothing in this Agreement shall prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose as a result of the discretionary act(s) of such Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer tender offer conducted under Section 13(e)(1) of, or pursuant to Schedule TO under, the Exchange Act, and (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Section 5.1 of this Agreement, any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement; provided that such communication is otherwise consistent with this Agreement and the Fund Press Release.

3.2.    Karpus shall promptly prepare and file an amendment to its Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) for the Fund reporting its entry into this Agreement (which will not contain any statement inconsistent with the Fund Press Release) and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to the Fund. Karpus shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

Section 4. Termination.

4.1.    Notwithstanding anything herein to the contrary, and except for regulatory requirements or natural disasters/occurrences beyond the Fund’s control, (i) if a Renegotiated Agreement is not entered into by the Parties within 30 days of a notification by the Fund of its determination that the Interval Fund Conversion Approvals will not be obtained by the Approvals Deadline or (ii) if the Fund fails to conduct the Tender Offer and distribute the proceeds in cash to the participating shareholders on or before the date that is ninety (90) days after the Trigger Date, this Agreement shall immediately terminate.

4.2.    Otherwise, this Agreement shall remain in full force and effect until the earlier of:

(a)     the expiration of the Standstill Period; and

(b)     such other date as may be established by mutual written agreement of the Fund, the Manager and Karpus.

4.3.    Section 6 and Section 7 shall survive the termination of this Agreement. No termination pursuant to Section 4.1 relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 5. No Disparagement.

5.1.    During the Standstill Period, the Fund, the Manager and Karpus shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, trustees, members, general partners, officers, agents, advisors, and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation, character, honesty, integrity, morality, business acumen or abilities of, (a) in the case of such statements or announcements by Karpus: the Fund or any of its affiliates, subsidiaries or advisors (including the Manager and any sub-adviser to the Fund), or any of its or their respective current or former officers, directors, trustees or employees (including, without limitation, any statements or announcements regarding the Fund’s strategy, operations, performance, products or services), and (b) in the case of statements or announcements by the Fund or the Manager: Karpus and the Karpus Affiliates, subsidiaries or advisors, or any of its or their respective principals, directors, members, general partners, officers, or employees or any person who has served in any such capacity with respect to Karpus and Karpus’s advisors.

Section 6. Miscellaneous.

6.1.    Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

6.2.    Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the

State of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3.    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4.    Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

6.5.    Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to the Fund and/or the Manager, to:

BlackRock Municipal Income Fund, Inc. (MUI)

BlackRock Advisors, LLC

50 Hudson Yards

New York, New York 10001

Attention: Janey Ahn, Secretary

with a copy to (which copy shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Elliot J. Gluck

If to Karpus, to:

Karpus Management, Inc.

183 Sully’s Trail

Pittsford, New York 14534

Attn: Daniel Lippincott, President & CIO

with copies to (which copies shall not constitute notice):

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, New York 10111

Attn: Adam Finerman

6.6.    Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use commercially reasonable efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.7     Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

6.8.    Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

6.9.    Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by and against, as applicable, the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those persons or categories of persons specifically enumerated herein, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment will be null and void.

6.10.  Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

6.11. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

6.12.  Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BLACKROCK MUNICIPAL INCOME FUND, INC.

By:	/s/ Jonathan Diorio
Name: Title:	Jonathan Diorio Vice President
BLACKROCK ADVISORS, LLC

By:	/s/ Jonathan Diorio
Name: Title:	Jonathan Diorio Managing Director
KARPUS MANAGEMENT, INC.

By:	/s/ Daniel L. Lippincott
Name: Title:	Daniel L. Lippincot President and Chief Investment Officer

[Signature Page to MUI Standstill Agreement]

Appendix A

Press Release

[See next page]

Contact:

1-800-882-0052

BlackRock Municipal Income Fund, Inc. (MUI) Announces Tender Offer Contingent
Upon Approval of Conversion of MUI to Unlisted Closed-End Interval Fund Structure

New York, May 3, 2024 – BlackRock Advisors, LLC (“BlackRock”) announced today that the Board of Directors (the “Board”) of BlackRock Municipal Income Fund, Inc. (NYSE: MUI, the “Fund”) has approved a tender offer to repurchase 50% of the Fund’s outstanding common shares at a price per share equal to 98% of the Fund’s net asset value per common share determined following the expiration of the tender offer (the “Tender Offer”). The Tender Offer is contingent on obtaining all approvals for the conversion of the Fund from an exchange-listed closed-end fund to an unlisted closed-end fund that conducts periodic repurchases of it shares pursuant to Rule 23c-3 under the Investment Company Act of 1940 (the “Conversion”) by December 31, 2024.

It is currently expected that the Conversion will be completed in the second half of 2024, subject to, among other things: obtaining the requisite approvals from the Board and the Fund’s shareholders, and the redemption of the Fund’s preferred shares.

The Tender Offer and the Conversion are being proposed pursuant to an agreement (the “Agreement”) among the Fund, BlackRock and Karpus Management, Inc. (“Karpus”). During the effective period of the Agreement, Karpus has agreed to (1) be bound by the terms of the Agreement, including certain customary standstill covenants, (2) withdraw the shareholder proposals and director nominees previously submitted for consideration at the Fund’s 2024 annual meeting of shareholders, and (3) vote Fund shares on proposals submitted to shareholders in accordance with the recommendation of the Board.

IMPORTANT NOTICE

This press release is for informational purposes only and shall not constitute an offer or a solicitation to buy any common shares. Any offer to purchase Fund common shares will be made pursuant to an offer on Schedule TO. IF THE TENDER OFFER IS CONDUCTED, COMMON SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS, INCLUDING THE OFFER TO PURCHASE AND ANY SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY ARE FILED AND BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Common shareholders may obtain a free copy of any of these statements and other documents filed with the U.S. Securities and Exchange Commission ("SEC") at the website maintained by the SEC at www.sec.gov or by directing such requests to the Fund.

Additional Information about the Conversion and Where to Find It

This press release is not intended to, and does not solicit a proxy from any shareholder of the Fund. The solicitation of proxies to effect the Conversion will only be made by either a definitive Proxy Statement or a definitive Proxy Statement/Prospectus.

This press release references a Proxy Statement and a Proxy Statement/Prospectus, to be filed by the Fund. The Proxy Statement and the Proxy Statement/Prospectus have yet to be filed with the SEC. After the Proxy Statement or the Proxy Statement/Prospectus, as applicable, is filed with the SEC, each may be amended or withdrawn. The Proxy Statement/Prospectus, if any, will not be distributed to shareholders of the Fund unless and until a Registration Statement comprising of the Proxy Statement/Prospectus is declared effective by the SEC.

The Fund and its directors, officers and employees, and BlackRock, and its shareholders, officers and employees and other persons may be deemed to be participants in the solicitation of proxies with respect to the Conversion. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Fund's directors, officers and employees, and BlackRock and its shareholders, officers and employees and other persons by reading the Proxy Statement or the Proxy Statement/Prospectus, as applicable, when it is filed with the SEC.

INVESTORS AND SECURITY HOLDERS OF THE FUND ARE URGED TO READ THE PROXY STATEMENT OR PROXY STATEMENT/PROSPECTUS, AS APPLICABLE, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONVERSION. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND CAREFULLY. THE PROXY STATEMENT OR THE PROXY STATEMENT/PROSPECTUS, AS APPLICABLE, WILL CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND.

The Proxy Statement or the Proxy Statement/Prospectus, as applicable, will not constitute an offer to buy or sell securities, in any state where such offer or sale is not permitted.

Security holders may obtain free copies (when they become available) of the Proxy Statement or the Proxy Statement/Prospectus, as applicable, and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, free copies (when they become available) of the Proxy Statement or the Proxy Statement/Prospectus, as applicable, and other documents filed with the SEC may also be obtained by directing a request to BlackRock at (800) 882-0052.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate

Availability of Fund Updates

BlackRock will update performance and certain other data for the Fund on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Fund. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Fund and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or the Fund may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or in the Fund’s net asset value; (2) the relative and absolute investment performance of the Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or

BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Fund with the Securities and Exchange Commission (“SEC”) are accessible on the SEC's website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Fund. The information contained on BlackRock’s website is not a part of this press release.

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